SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13D
                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                               WESTBRIDGE CAPITAL CORP.
          -----------------------------------------------------------------
                                   (Name of Issuer)

                        COMMON STOCK, $.10 PAR VALUE PER SHARE
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                    95715210 1 000
                                    --------------
                                    (CUSIP Number)

                              Edwin S. Marks, President
                                      CMCO, Inc.
                                 135 East 57th Street
                               New York, New York 10022
                                    (212) 909-8400
          -----------------------------------------------------------------
             (Name, Address and Telephone Number of Person Authorized to
                         Receive Notices and Communications)

                                   December 8, 1998
          -----------------------------------------------------------------
               (Date of Event which Requires Filing of this Statement)

               If the filing person has previously filed a statement on
          Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                    NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See S240.13d-7(b) for other parties to whom copies are to be sent.

               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

           CUSIP No. 95715210 1 000      13D        Page 2 of 6 Pages
           ------------------------                 ------------------


           1   NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               EDWIN S. MARKS
           ______________________________________________________________

           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [X]
                                                                   (b) [ ]
           ______________________________________________________________

           3   SEC USE ONLY
           ______________________________________________________________

           4   SOURCE OF FUNDS*
           ______________________________________________________________

           5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) or 2(e)                           [ ]
           ______________________________________________________________

           6   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
           ______________________________________________________________

           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
           WITH

           ______________________________________________________________

           7   SOLE VOTING POWER

                    -0-
           ______________________________________________________________

           8   SHARED VOTING POWER

                    59,600 SHARES
           ______________________________________________________________

           9   SOLE DISPOSTIVE POWER

                    -0-
           ______________________________________________________________

           10  SHARED DISPOSITIVE POWER

                    59,600 SHARES
           ______________________________________________________________

           11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               59,600 SHARES
           _______________________________________________________________

           12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUSES
               CERTAIN SHARES*                                         [ ]
           ______________________________________________________________

           13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.8%
           ______________________________________________________________

           14  TYPE OF REPORTING PERSON*

               IN

           ______________________________________________________________

                         *SEE INSTRUCTIONS BEFORE FILLING OUT

           CUSIP No. 95715210 1 000      13D        Page 3 of 6 Pages
           ------------------------                 ------------------


           1   NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               NANCY A. MARKS
           ______________________________________________________________

           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [X]
                                                                   (b) [ ]

           ______________________________________________________________

           3   SEC USE ONLY
           ______________________________________________________________

           4   SOURCE OF FUNDS*
           ______________________________________________________________

           5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) or 2(e)                           [ ]

           ______________________________________________________________

           6   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America
           ______________________________________________________________

           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
           WITH
           ______________________________________________________________

           7   SOLE VOTING POWER

                    -0-
           ______________________________________________________________

           8   SHARED VOTING POWER

                    59,600 SHARES

           ______________________________________________________________

           9   SOLE DISPOSTIVE POWER

                    -0-
           ______________________________________________________________

           10  SHARED DISPOSITIVE POWER

               59,600 SHARES

           ______________________________________________________________

           11  AGGREGATE AMOUNT BENEFICIALY OWNED BY EACH REPORTING PERSON

               59,600 SHARES
           _______________________________________________________________

           12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUSES
               CERTAIN SHARES*                                         [ ]
           _______________________________________________________________

           13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.8%

           ______________________________________________________________

           14  TYPE OF REPORTING PERSON*
               IN

           ______________________________________________________________


                       *SEE INSTRUCTIONS BEFORE FILLING OUT

           CUSIP No. 95715210 1 000      13D        Page 4 of 6 Pages
           ------------------------                 ------------------


           1   NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               MARKS FAMILY FOUNDATION
           ______________________________________________________________

           2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [X]
                                                                   (b) [ ]

           ______________________________________________________________

           3   SEC USE ONLY

           ______________________________________________________________

           4   SOURCE OF FUNDS*

           ______________________________________________________________

           5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) or 2(e)                           [ ]

           ______________________________________________________________

           6   CITIZENSHIP OR PLACE OF ORGANIZATION

           ______________________________________________________________

           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
           WITH
           ______________________________________________________________

           7   SOLE VOTING POWER

                    -0-
           ______________________________________________________________

           8   SHARED VOTING POWER

                    59,600 SHARES
           ______________________________________________________________

           9   SOLE DISPOSTIVE POWER

                    -0-
           ______________________________________________________________

           10  SHARED DISPOSITIVE POWER

               59,600 SHARES
           ______________________________________________________________

           11  AGGREGATE AMOUNT BENEFICIALY OWNED BY EACH REPORTING PERSON

               59,600 SHARES
           _______________________________________________________________

           12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUSES
               CERTAIN SHARES*                                         [ ]
           _______________________________________________________________

           13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.8%
           ______________________________________________________________

           14  TYPE OF REPORTING PERSON*

               OO
           ______________________________________________________________

                         *SEE INSTRUCTION BEFORE FILLING OUT

                                     SCHEDULE 13D
                                     ------------


          ITEM 1.        SECURITY AND ISSUER
                         -------------------

               This Statement relates to the common stock, $.10 par value per share ("Common Stock"), of Westbridge Capital Corp., a Delaware corporation (the "Issuer"). The Issuer's principal executive offices are at 110 West Seventh Street, Suite 300, Fort Worth, Texas 76102. This Schedule amends the initial Schedule 13D (the "Initial Schedule") filed by the Filing Persons noted below for an event of January 21, 1997.


          ITEM 2.        IDENTITY AND BACKGROUND
                         -----------------------

               (a) This statement is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Filing Persons") pursuant to an Agreement of Joint Filing attached to the Initial Schedule:

                    (i)     Edwin S. Marks ("E. Marks")
                    (ii)    Nancy A. Marks ("N. Marks")
                    (iii)   Marks Family Foundation (the "Foundation")


          ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER
                         ------------------------------------

               (e) On December 8, 1998, E. Marks, N. Marks and the Foundation, individually and as a group, ceased to be the beneficial owners of more than five percent of the Common Stock.

                                      SIGNATURES
                                      ----------

               After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and accurate.



          Dated:  February 11, 1999               /s/Edwin S. Marks
                                                  ------------------
                                                  EDWIN S. MARKS


                                                  /s/Nancy A. Marks
                                                  -----------------
                                                  NANCY A. MARKS
                                                  By:  Edwin S. Marks,
                                                  Power of Attorney


                                                  MARKS FAMILY FOUNDATION


                                                  By:/s/Edwin S. Marks
                                                     ------------------
                                                     Edwin S. Marks,
                                                     Trustee and as Power
                                                     of Attorney for
                                                     Nancy A Marks, Trustee